Exhibit 99.1

FOR IMMEDIATE RELEASE

September 21, 2017

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. ANNOUNCES THE PASSING OF ITS FOUNDER

HAROLD E. RILEY, FORMER CHAIRMAN AND CEO

AUSTIN, TX – September 21, 2017 – Citizens, Inc. (NYSE: CIA) today announced the passing of its founder, Mr. Harold E. Riley, former Chairman and Chief Executive Officer of the Company. He was 89 years old. At the time of his passing, Mr. Riley was not a board member or an executive officer of the Company.

Entrepreneur, motivator and visionary, Harold was the driving force behind Citizens’ international business model, and clearly, without his vision, Citizens would not exist today. He has personally left a generous legacy of giving to his community, his church, Baylor University and Southwestern Seminary, having gifted much of his wealth during his lifetime.

“We are grateful for Harold’s legacy, his commitment to Christ and the work that he did in building such a great company,” expressed Dr. Robert Sloan, Chairman of Citizens Board of Directors. “Harold planned for a day such as this, not only with his personal estate, but with the Company he loved. Over several years, Harold took an active role in developing our current CEO, Geoff Kolander, and played a role in selecting all of the current members of Citizens’ Board of Directors,” confirmed Dr. Sloan.

“Early this morning, Harold Riley finished a life well lived,” declared Geoff Kolander, Citizens President and CEO. “Our thoughts and prayers go out to the entire Riley family, as they mourn the loss of a beloved husband, father of four children and seven times a grandparent.”

“Time is the most valuable asset we have, and Harold was generous with his time, as he mentored me over the past eleven years at lunches and long conversations in his office. To whom much is given, much is expected and we will carry Mr. Riley’s legacy forward by continuing to build a great company,” said Mr. Kolander on behalf of the Company.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.